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                                                 Registration Statement No. 333-

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                      ------------------------------------

                            VIRTUAL COMMUNITIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               589 Eighth Avenue
                            New York, New York 10018

   DELAWARE                   (ADDRESS OF PRINCIPAL            95-4491750
(STATE OR OTHER                 EXECUTIVE OFFICES)         (I.R.S. EMPLOYER
JURISDICTION                                                IDENTIFICATION NO.)
OF INCORPORATION
OR ORGANIZATION)

                                 --------------
               1997 Stock Option Plan of Virtual Communities, Inc. 1998 Stock Option Plan of Virtual Communities, Inc.
               1999 Stock Option Plan of Virtual Communities, Inc.
             1999 Stock Incentive Plan of Virtual Communities, Inc.
                            (FULL TITLE OF THE PLAN)

                                 --------------

         AVI MOSKOWITZ, President, Chairman and Chief Financial Officer
                                589 Eighth Avenue
                            New York, New York 10018
                     (NAME AND ADDRESS OF AGENT FOR SERVICE)
          TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENTS FOR SERVICE:
                                  212-931-8600

                                 --------------

               APPROXIMATE DATE OF PROPOSED COMMENCEMENT OF SALES
                              PURSUANT TO THE PLAN:
                        From time to time after effective
                         date of Registration Statement
                                 --------------
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                         CALCULATION OF REGISTRATION FEE
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                                  PROPOSED   PROPOSED
TITLE OF                          MAXIMUM    MAXIMUM
SECURITIES         AMOUNT         OFFERING   AGGREGATE         AMOUNT OF
TO BE              TO BE          PRICE PER  OFFERING          REGISTRATION
REGISTERED         REGISTERED     SHARE      PRICE  (1)        FEE       (2)

Common Stock       4,589,750      $4.00      $18,359,000       $4,846.78
$.01 par value


(1) Pursuant to Rule 416(a), also covers additional securities that may be offered as a result of stock splits, stock dividends or similar transactions.
(2) Estimated solely for the purpose of calculating the registration fee. This estimate has been calculated in accordance with Rule 457 under the Securities Act of 1933 and is based on the average of the bid and asked price per share as reported on the National Association of Security Dealers - Nasdaq SmallCap Market on April 24, 2000.


EXPLANATORY NOTE

     This Registration Statement on Form S-8 is intended to register 4,589,750 shares of Virtual Communities, Inc.'s common stock, issuable to eligible employees, officers, directors, advisors and consultants of the registrant under the Virtual Communities, Inc. 1997 Stock Option Plan (the "VCI 1997 Plan"), the Virtual Communities, Inc. 1998 Stock Option Plan (the "VCI 1998 Plan"), the Virtual Communities, Inc. 1999 Stock Option Plan (the "VCI 1999 Plan" and collectively with the VCI 1997 Plan and the VCI 1998 Plan, the "VCI Stock Option Plans"), and the 1999 Stock Incentive Plan of Virtual Communities, Inc. (the "1999 Post-Merger Plan"). The VCI Stock Option Plans were authorized and approved by the shareholders of Virtual Communities, Inc. prior to its merger into Heuristic Development Group that subsequently changed its name to Virtual Communities, Inc. The 1999 Post-Merger Plan was authorized and approved by the shareholders of Heuristic Development Group, which subsequently changed its name to Virtual Communities, Inc.

     As authorized under the provisions of the 1999 Post-Merger Plan, the Board of Directors of Virtual Communities, Inc. (hereinafter, "VCI") amended the Post-Merger Plan. Such amendments (i) increased the number of shares of Virtual Communities, Inc. common stock reserved for issuance under such plan from 1,000,000 shares to 2,000,000 shares, and (ii) increased the maximum annual percentage of shares available for replenishment of the Post-Merger Plan from 2% to 5% of the outstanding number of shares of common stock of Virtual Communities, Inc. Such amendments remain subject to stockholder ratification.
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                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

    The documents listed below, previously filed with the Securities and Exchange Commission, are incorporated by reference in this Registration
Statement:

    (a) Virtual Communities, Inc.'s Annual Report on Form 10-KSB, for the year ended December 31, 1999.


    All documents subsequently filed by Virtual Communities, Inc. and/or all plans of VCI pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Virtual Communities, Inc. Common Stock

    Holders of Virtual Communities, Inc. Common Stock are entitled to receive dividends that may be declared by the Board of Directors of Virtual Communities, Inc. from surplus or net earnings. Holders of Virtual Communities, Inc. Common Stock have the right to vote on all questions to the exclusion of all other stockholders, except as otherwise expressly provided by law.

    On liquidation, dissolution, or winding up of Virtual Communities, Inc., whether voluntary or involuntary, holders of Virtual Communities, Inc. Common Stock have the right to share ratably the remaining assets available for distribution. Holders of Virtual Communities, Inc. Common Stock do not have any preemptive rights.

Item 5. Interests of Named Experts and Counsel

     The validity of the issue of Virtual Communities, Inc. Common Stock offered hereby has been passed on by Wuersch & Gering LLP, Securities Counsel to Virtual Communities, Inc.

Item 6. Indemnification of Directors and Officers

    Under provisions of the Bylaws of Virtual Communities, Inc., each person who is or was a director or officer of Virtual Communities, Inc. shall be indemnified by Virtual Communities, Inc. to the full extent permitted or authorized by the General Corporation Law of Delaware against any liability, cost or expense asserted against such director or officer and incurred by such director or officer in any such person's capacity as director or officer, or arising out of any such person's status as a director or officer. Virtual Communities, Inc. has purchased liability insurance policies covering its directors and officers to provide protection where Virtual Communities, Inc. cannot indemnify a director or officer.

Item 7. Exemption from Registration Claimed
     Not applicable.
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Item 8. Exhibits

Exhibit
Number    Description
-------   ------------

4(a)      Virtual Communities, Inc.'s Restated Certificate of Incorporation,
effective October 29, 1999, defining the rights of the holders of Virtual Communities, Inc. Common Stock, incorporated by reference to Virtual Communities, Inc.'s Current Report on Form 8-K filed on April 6, 2000.

4(b) 1997 Stock Option Plan of Virtual Communities, Inc. 1998 Stock Option Plan of Virtual Communities, Inc. 1999 Stock Option Plan of Virtual Communities, Inc. 1999 Stock Incentive Plan of Virtual Communities, Inc.

5         Opinion of Counsel

23(a)     Consent of Independent Accountants

23(b)     Consent of Wuersch & Gering LLP included in the opinion filed as
          Exhibit 5 to this Registration Statement

Item 9. Undertakings

(a)  The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required
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to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph
          (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statmeents. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chaper if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or
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     controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Wilmington, State of Delaware, on April 10, 2000.

                                     VIRTUAL COMMUNITIES, INC.


                                     By /s/ Avi Moskowitz
                                       --------------------
                                       Avi Moskowitz,
                                       President, Chairman & Chief Financial
                                       Officer - Virtual Communities, Inc.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


/s/ Avi Moskowitz,       President, Chairman and
-----------------        Chief Financial Officer
Avi Moskowitz


/s/ Robert J. Levenson,  Director
----------------------
Robert J. Levenson


/s/ Fred S. Lafer,       Director
-----------------
Fred S. Lafer

/s/ Jonathan W. Seybold, Director
-----------------------
Jonathan W. Seybold


/s/ Allan Dalfen   ,     Director
-------------------
Allan Dalfen


/s/ Peter A. Jacobs,     Director
-------------------
Peter A. Jacobs


____________________,    Director
David Morris
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                                INDEX TO EXHIBITS

Exhibit
Number    Description
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4(a)      Virtual Communities, Inc.'s Restated Certificate of Incorporation,
effective May 29, 1997, defining the rights of the holders of Virtual Communities, Inc. Common Stock, incorporated by reference to Virtual Communities, Inc.'s Current Report on Form 8-K filed on April 6, 2000.

4(b) 1997 Stock Option Plan of Virtual Communities, Inc. 1998 Stock Option Plan of Virtual Communities, Inc. 1999 Stock Option Plan of Virtual Communities, Inc. 1999 Stock Incentive Plan of Virtual Communities, Inc.

5         Opinion of Counsel

23(a)     Consent of Independent Accountants

23(b)     Consent of Wuersch & Gering LLP included in the opinion filed as
          Exhibit 5 to this Registration Statement